Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 033-52999, No. 033-55307, No. 033-56277, No. 333-75676, No. 333-112501 and No. 333-137065) and on Forms S-8 (No. 033-56024, as amended, No. 033-68506, No. 333-30257, No. 333-87050, No. 333-91358, No. 333-116184 and No. 333-144124) of Whitney Holding Corporation of our report dated February 28, 2008 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

New Orleans, Louisiana
February 29, 2008